IMAGING DIAGNOSTIC SYSTEMS SUBMITS PREMARKET APPROVAL
    APPLICATION TO FDA FOR ITS COMPUTED TOMOGRAPHY LASER MAMMOGRAPHY SYSTEM
                        FIFTH AND FINAL MODULE SUBMITTED

FOR IMMEDIATE RELEASE
Fort Lauderdale, Florida, April 29, 2003 -- Imaging Diagnostic Systems (OTCBB:
IMDS) announced today the submission of its Premarket Approval Application (PMA) with the U.S. Food and Drug Administration (FDA), seeking marketing approval for its Computed Tomography Laser Mammography (CTLM(R)) system.

The CTLM(R) system visualizes the blood supply of tumors, without the use of x-rays and without breast compression. It is intended to be used as an adjunct to mammography, for women who have dense breasts and equivocal mammograms, where the CTLM(R) system is designed to provide the radiologist with additional information to guide biopsy recommendations. If approved, the PMA will allow commercialization of CTLM(R) systems throughout the United States, and should materially increase the Company's sales internationally.

Linda B. Grable, Chairman and Chief Executive Officer of Imaging Diagnostic Systems, commented, "this achievement is a culmination of efforts and dedication of many individuals devoted to making this non-invasive method of imaging breast cancer available to the medical community worldwide. We have reached a significant milestone in the history of our Company. If approved, this breakthrough technology could benefit millions of women."

Imaging Diagnostic Systems has received CE Marking, UL listing, ISO 9002 certification and FDA export certification for its CTLM(R) system. Under the new Modular submission approach, the Company's PMA application has been divided into different modules, each of which contained specific information required for the FDA review process. The FDA has accepted the first four modules. The CTLM(R) system is the first patented breast-imaging system that utilizes state of the art laser technology and patented algorithms to create 3-D cross sectional images of the breast. The CTLM(R) system is a non-invasive, painless examination that does not expose the patient to radiation nor require breast compression.

Please visit Imaging Diagnostic Systems website at: www.imds.com.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not guarantees of the future as there are a number of meaningful factors that could cause the Company's actual results to vary materially from those indicated by such forward-looking statements. Meaningful factors, which could cause actual results to differ from expectations, include, but are not limited to, the FDA approval of the PMA, the degree of acceptance of the CTLM(R) system by physicians, the level of competition provided by alternative systems and methods for diagnosing breast cancer and the extent of reimbursement for the CTLM(R) system by third party payers, as well as other factors discussed in the Company's Securities and Exchange Commission filings. For other factors, reference is made to the discussion in the Company's annual and quarterly reports filed with the Securities and Exchange Commission.

Interested persons are encouraged to visit the Company's website www.imds.com

Contact:                               Public Relations
Deborah O'Brien                        Margie Adelman
Imaging Diagnostic                     561-347-6768
954-581-9800                           madelman@adelmancommunications.com